EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

I hereby consent to the incorporation by reference in the S-1 Registration of Statewide Life and Health, Inc. dated December 28, 2011, of my Auditor’s Report dated November 30, 2011, except for Note 12, as to which the date is December 8, 2011, and the related financial statements and accompanying notes to the financial statements.  This consent is for the purposes of this filing only and may not be used for any other purpose or as a continuing consent.

/s/ L J Sullivan Certified Public Accountant, LLC

L J Sullivan Certified Public Accountant, LLC

Miami, Fl 33131

December 28, 2011